First Connecticut Bancorp, Inc. Added to the
ABA NASDAQ Community Bank Index

FARMINGTON, Conn. – December 9, 2011 – First Connecticut Bancorp, Inc. (NASDAQ Global Market: FBNK), parent company of Farmington Bank, announced today that it has been added to the ABA (American Bankers Association) NASDAQ Community Bank Index, the nation’s most broadly representative stock index for community banks. The index includes approximately 420 community banks with more than $116 billion in market capitalization.

“We are enthusiastic about being included in the ABA NASDAQ Index. We believe that being part of the Index will bring our Bank added visibility and recognition to investors,” said Farmington Bank Chairman, President and CEO John J. Patrick, Jr.

Farmington Bank is a full-service community bank with 16 branch locations throughout Central Connecticut.  Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region.  Farmington Bank, with assets of $1.7 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (NASDAQ Global Market: FBNK).   For more information about Farmington Bank, visit farmingtonbankct.com.

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